CFO Commentary on First Quarter Fiscal Year 2014

The following information has been prepared on a GAAP basis except where noted.

Summary Results

GAAP Quarterly Financial Comparison
(in millions except per share data)	Q1 FY14	Q4 FY13	Q1 FY13	Q/Q	Y/Y
Revenue	$954.7	$1,106.9	$924.9	down 13.7%	up 3.2%
Gross margin	54.3%	52.9%	50.1%	up 1.4 p.p.	up 4.2 p.p.
Operating expenses	$435.8	$402.0	$390.5	up 8.4%	up 11.6%
Net income	$77.9	$174.0	$60.4	down 55.2%	up 29.0%
Earnings per share	$0.13	$0.28	$0.10	down 53.6%	up 30.0%

Non-GAAP Quarterly Financial Comparison *
(in millions except per share data)	Q1 FY14	Q4 FY13	Q1 FY13	Q/Q	Y/Y
Revenue	$954.7	$1,106.9	$924.9	down 13.7%	up 3.2%
Gross margin	54.6%	53.2%	50.4%	up 1.4 p.p.	up 4.2 p.p.
Operating expenses	$396.2	$360.4	$348.0	up 9.9%	up 13.9%
Net income	$113.8	$214.9	$97.5	down 47.1%	up 16.7%
Earnings per share	$0.18	$0.35	$0.16	down 48.6%	up 12.5%

*Non-GAAP earnings excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and the tax impact associated with such items.

Revenue

GAAP Quarterly Revenue Comparison
(in millions)	Q1 FY14	Q4 FY13	Q1 FY13	Q/Q	Y/Y
GPU	$785.6	$832.5	$726.4	down 5.6%	up 8.1%
Tegra Processor	103.1	208.4	132.5	down 50.5%	down 22.2%
All Other	66.0	66.0	66.0	—	—
Total	$954.7	$1,106.9	$924.9	down 13.7%	up 3.2%

Revenue for the first quarter of fiscal 2014 was $954.7 million, down 13.7 percent sequentially and up 3.2 percent year over year. Our outlook was $920 million to $960 million.

The GPU business had revenue of $785.6 million, down 5.6 percent sequentially and up 8.1 percent year over year.

The sequential decrease stems largely from declines in both desktop and notebook revenue. In desktop GPUs, volume decreased as the channel reduced inventory and returned to a stable run-rate following the strong launch of Kepler GPUs, top-to-bottom. In notebook GPUs, we believe OEMs continued to closely manage inventory levels of older generation PCs ahead of Intel's launch of its Haswell platform. Quadro® revenue remained relatively flat following a recent high in revenue in Q4. Tesla® revenue also remained flat, following a strong Q4, with its underlying run-rate business continuing to strengthen.

The year-over-year increase in our GPU business reflects the enduring strength of both desktop and notebook GPUs, with a greater mix of Kepler GPUs in the current quarter. Tesla revenue was also up, as we continued to gain traction in new market opportunities.

The Tegra® Processor business had revenue of $103.1 million in the first quarter, down 50.5 percent sequentially and down 22.2 percent year-over-year.

The sequential and year-over-year decreases were largely due to lower sales volume of Tegra 3 processors, as customers began to ramp down production of Tegra 3 based smartphones and tablets. We expect customers to start announcing Tegra 4 designs during the second quarter of fiscal 2014, with the ramp in new designs and volume throughout the second half of the year. The decreases also reflect lower revenue from the sale of embedded products, offset by higher revenue from automotive products. Revenue associated with game consoles remained relatively flat sequentially and was lower year over year.

License revenue from our patent license agreement with Intel was $66.0 million, unchanged from the previous and year-earlier quarters.

Gross Margin

We achieved record GAAP and non-GAAP gross margins in the first quarter. GAAP gross margin was 54.3 percent, compared with our outlook of 52.9 percent - up 1.4 percentage points sequentially and up 4.2 percentage points year-over-year. Non-GAAP gross margin, which excluded stock-based compensation, was 54.6 percent, compared with our outlook of 53.2 percent - up 1.4 percentage points sequentially and up 4.2 percentage points year-over-year.

Gross margins continued to improve due to a richer mix of higher-margin products - with strength in GeForce® GTX®, Quadro and Tesla.

Expenses and Other

GAAP and non-GAAP operating expenses for the first quarter were $435.8 million and $396.2 million, both in line with our outlook of approximately $430.0 million and $395.0 million, respectively. Non-GAAP operating expenses excluded stock-based compensation, amortization of acquisition-related intangible assets, and other acquisition-related costs.

The increase in operating expenses over the prior quarter and fiscal year was largely related to planned hiring to drive our growth strategies - employee compensation, benefits, and other employee-related costs.

The year-over-year increase also reflects the company's annual pay increase and 401(k) match program initiated in the fourth quarter of fiscal 2013.

Non-GAAP operating expenses excluded:

(Impact on opex/millions)	Q1 FY14	Q4 FY13	Q1 FY13
Stock-based compensation	$30.7	$32.9	$33.0
Amortization of acquisition-related intangible assets	3.9	4.3	4.3
Other acquisition-related costs	4.9	4.4	5.2
Total	$39.5	$41.6	$42.5

GAAP income tax expense for the quarter was $10.2 million, or an effective tax rate of 11.6 percent, up 5.1 percentage points from the prior quarter's 6.5 percent. Non-GAAP income tax expense was $16.5 million, or an effective tax rate of 12.7 percent, up 5.9 percentage points from the prior quarter's 6.8 percent.

The sequential increases in both the GAAP and non-GAAP effective tax rates were largely due to the absence of a full-year discrete benefit for the U.S. research tax credit. U.S. tax law enacted during the fourth quarter of fiscal 2013 provided for retroactive application of the research credit from December 31, 2011 through to December 31, 2013. As a result, the effective tax rate for the fourth quarter of fiscal 2013 reflects 13 months of benefit for the research tax credit, which brought the annual effective tax rates for fiscal 2013 on a GAAP and non-GAAP basis to 15.0 percent and 14.8 percent, respectively.

Our outlook for GAAP and non-GAAP tax rates for the first quarter and annual fiscal 2014 were both between 15 percent and 17 percent, including 11 month's benefit of the U.S. research tax credit and excluding any discrete tax events that may occur during a quarter. Our actual GAAP and non-GAAP effective tax rates in the current quarter were both lower than our outlook as a result of favorable discrete tax events that occurred in the first quarter of fiscal 2014 - largely related to the release of certain foreign tax reserves.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the quarter were $3.71 billion, down $14.5 million or 0.4 percent from the prior quarter, primarily as a result of $100.0 million of share repurchases during the quarter and $46.3 million in quarterly dividend payments, offset by free cash flow of $110.0 million.

Accounts receivable at the end of the quarter were $347.0 million, down $107.3 million from $454.3 million in the prior quarter. DSO at quarter-end was 33 days, down 4 days from 37 days in the prior quarter. Accounts receivable and DSO decreased in the current quarter due to strong collections and slightly more linear monthly shipments.

Inventories at the end of the quarter were $377.6 million, down $42.1 million from $419.7 million in the prior quarter. DSI at quarter-end was 79 days, up 6 days from 73 days in the prior quarter, due to decreased sales volume.

Cash flow from operating activities was $175.7 million in the first quarter, down $275.3 million from $451.0 million in the prior quarter.  The sequential decrease was primarily due to the absence of the $300.0 million annual royalty payment under a patent licensing agreement with Intel received in the fourth quarter of fiscal 2013 and lower net income, offset by a reduction in inventory purchases and lower accounts receivable.

Free cash flow was $110.0 million in the first quarter and $403.3 million in the prior quarter.

Depreciation and amortization expense for the first quarter amounted to $59.7 million. Capital expenditures were $65.7 million.

Second Quarter Outlook

Our outlook for the second quarter of fiscal 2014 is as follows:

•	Revenue is expected to be $975 million, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be approximately flat relative to the prior quarter of 54.3 percent and 54.6 percent, respectively.

•	GAAP operating expenses are expected to be approximately $448 million; non-GAAP operating expenses are expected to be approximately $408 million.

•
GAAP and non-GAAP tax rates for the second quarter and annual fiscal 2014 are both expected to be 16 percent, plus or minus one percent. This estimate excludes any discrete tax events that may occur during a quarter, which, if realized, may increase or decrease our actual effective tax rates in such quarter.

We estimate depreciation and amortization for the second quarter to be approximately $61 million to $63 million. Capital expenditures are expected to be in the range of $65 million to $75 million.

Diluted shares for the second quarter are expected to be approximately 590 million.

______________

For further information, contact:

Rob Csongor	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6373	(408) 566-5150
rcsongor@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA's Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per share, and free cash flows. In order for NVIDIA's investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company's historical financial performance. The presentation of the company's non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company's financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the enduring strength of desktop and notebook GPUs; customer announcements of Tegra 4 designs during the second quarter of fiscal 2014, with ramp in new designs and volume throughout the second half of the year; the company's financial outlook for the second quarter of fiscal 2014; and the company's tax rate for the second quarter and fiscal year 2014 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners' products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the fiscal period ended January 27, 2013. Copies of reports filed with the SEC are posted on the company's website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2013 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tesla, NVIDIA GRID, Project Shield, Kepler, Icera and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 28,	January 27,	April 29,
	2013	2013	2012

GAAP gross profit	$518,568	$585,602	$463,364
GAAP gross margin	54.3%	52.9%	50.1%
Stock-based compensation expense included in cost of revenue (A)	2,653	2,826	2,526
Non-GAAP gross profit	$521,221	$588,428	$465,890
Non-GAAP gross margin	54.6%	53.2%	50.4%

GAAP operating expenses	$435,787	$402,029	$390,538
Stock-based compensation expense included in operating expense (A)	(30,744)	(32,943)	(33,043)
Amortization of acquisition-related intangible assets	(3,915)	(4,325)	(4,342)
Other acquisition-related costs (B)	(4,946)	(4,373)	(5,171)
Non-GAAP operating expenses	$396,182	$360,388	$347,982

GAAP net income	$77,891	$173,973	$60,437
Total pre-tax impact of non-GAAP adjustments	42,258	44,467	45,082
Income tax impact of non-GAAP adjustments	(6,348)	(3,507)	(7,989)
Non-GAAP net income	$113,801	$214,933	$97,530

Diluted net income per share
GAAP	$0.13	$0.28	$0.10
Non-GAAP	$0.18	$0.35	$0.16

Shares used in diluted net income per share computation	619,302	622,018	623,786

Metrics:
GAAP net cash flow provided by operating activities	$175,650	$451,009	$(9,208)
Purchase of property and equipment and intangible assets	(65,667)	(47,758)	(28,923)
Free cash flow	$109,983	$403,251	$(38,131)

(A) Excludes stock-based compensation as follows:
	Three Months Ended
	April 28,	January 27,	April 29,
	2013	2013	2012
Cost of revenue	$2,653	$2,826	$2,526
Research and development	$21,935	$22,009	$21,207
Sales, general and administrative	$8,809	$10,934	$11,836

(B) Comprise of transaction costs and compensation charges related to acquisitions.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

	Q2 FY2014 Outlook

GAAP gross margin	54.3%
Impact of stock-based compensation (A)	0.3%
Non-GAAP gross margin	54.6%

	Q2 FY2014 Outlook	FY2014 Outlook
	(In millions)
GAAP operating expenses	$448.0	$1,760.0
Stock-based compensation expense included in operating expense	(31.0)	(125.0)
Amortization of acquisition-related intangible assets	(4.0)	(17.0)
Other acquisition-related costs (B)	(5.0)	(18.0)
Non-GAAP operating expenses	$408.0	$1,600.0

(A) Represents $2.4 million of stock-based compensation expense included in cost of revenue.
(B) Comprise of transaction costs and compensation charges related to acquisitions.